Nuveen New York Quality Municipal Income Fund N-2

Exhibit 99.(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Nuveen New York Quality Municipal Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $0.01 par value per share, and Preferred Shares	Other(1)	87,068	$11.56	$1,006,506.08(1)	0.0001381	$139.00
	Other	Rights to purchase Common Shares(2)	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Shares, $0.01 par value per share, and Preferred Shares	—	—	—	—	—	—
	Other	Rights to purchase Common Shares(2)	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares, $0.01 par value per share, and Preferred Shares	415(a)(6)	892,120(3)	$—	$9,831,162.40(3)	0.0001531(4)	$—	N-2	333-288347	August 8, 2025	$1,505.15(3)
	Other	Rights to purchase Common Shares(2)	—	—	—	—	—	—
Total Offering Amounts						$10,837,668.48(3)		$139.00
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$139.00

(1)	The Registrant is relying upon Rule 457(c) under the Securities Act of 1933 (“Securities Act”) to calculate the registration fee. The maximum aggregate offering price is estimated solely for purposes of determining the registration fee based on the average of the high and low sales prices of the shares of Common Shares, as reported by the New York Stock Exchange on July 20, 2026, in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.

(2)	No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase Common Shares, including any shares issued pursuant to an over-subscription privilege or a secondary over subscription privilege, will be shares registered under this Registration Statement.

(3)	The Registrant previously registered 3,100,000 Common Shares, Preferred Shares and Rights to purchase Common Shares (collectively, “Securities”) in reliance on Rule 457(c) under the Securities Act, with respect to which the Registrant paid filing fees of $5,234.04 in its prior Registration Statement (File No. 333-288347), which was declared effective on August 8, 2025 (the “2025 Registration Statement”). As of the time of this filing, 892,120, Securities remain unsold from the 2025 Registration Statement. Pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement carries forward such unsold Securities, with respect to which $1,505.15 in filing fees have already been paid and will continue to be applied to such unsold Securities.

(4)	The then-current fee rate was $153.10 per $1,000,000.

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